                                          AMENDMENT

                AMENDMENT made as of this 18th day of January, 1996 to that certain custody agreement dated March 19, 1987 (the "Custody Agreement") between The Bank of New York as custodian (the "Custodian") and First Eagle Fund of America, Inc. ("the "Fund"), (a corporation organized and existing under the laws of the State of Maryland).

                WHEREAS, the Custodian and Fund have previously entered into a Custody Agreement;

                WHEREAS, the Fund and the Custodian desire to amend the Custody Agreement to provide for the electronic transmission of instructions from the Fund to the Custodian; and

                WHEREAS, the Board of (Directors)(Trustees) of the Fund has approved the amendment of the Custody Agreement as hereinafter set forth;

                NOW, THEREFORE, in consideration for the mutual promises set forth, the Fund and the Custodian agree to amend the Custody Agreement as follows:

                 1. The definition of the term "Certificate" in Article I is hereby amended to read in its entirety as follows:

                       "Certificate" shall mean any notice, instruction, or any other instrument in writing, authorized or required by this Agreement to be given to the Custodian which is actually received by the Custodian and signed on behalf of the Fund by any two officers, and the term Certificate shall also include instructions by the Fund to the Custodian communicated by a Terminal Link.

                 2. The definition of the term "Officer" in Article I is hereby amended to read in its entirety as follows:

                       "Officer" shall be deemed to include the President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, and any other person or persons, whether or not any such other person is an officer or employee of the Fund, duly authorized by the Board of (Directors) (Trustees) of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and listed in the Certificate annexed hereto as Appendix B or such other Certificate as may be received by the Custodian from time to time.

                3. Article I is hereby further amended by the addition of the following defined term:

                      "Terminal Link" shall mean an electronic data transmission link between the Fund, an Intermediary (as hereinafter defined), and the Custodian requiring in connection with each use of the Terminal Link by or on behalf of the Fund use of an authorization code provided by the Custodian and at least two access codes established by the Fund. As used herein the term "Intermediary" shall mean a third party that maintains a transmission line to the Custodian and has been selected by the Fund to receive electronic data transmissions from the Custodian or the Fund and forward the same to the Fund or the Custodian, respectively.

                4. A new Article shall be added to read in its entirety as follows:

                                       TERMINAL LINK

                      1. The Terminal Link shall be utilized by the Fund only
                for the purpose of the Fund providing Certificates to the Custodian with respect to transactions involving Securities or for the transfer of money to be applied to the payment of dividends, distributions or redemptions of Fund Shares, and shall be utilized by the Custodian only for the purpose of providing notices to the Fund. Such use shall commence only after the Fund shall have delivered to the Custodian a Certificate substantially in the form of Appendix 1 and shall have established access codes and safekeeping procedures to safeguard and protect the confidentiality and availability of such access codes and shall have reviewed the safekeeping procedures established by the Intermediary to assure that transmissions inputted by the Fund, and only such transmissions, are forwarded by the Intermediary to the Custodian without any alteration or omission. Each use of the Terminal Link by the Fund shall constitute a representation and warranty that the Terminal Link is being used only for the purposes permitted hereby, that at least two Officers have each utilized an access code, that such safekeeping procedures have been established by the Fund, that the Intermediary has safekeeping procedures reviewed by the Fund to assure that all transmissions inputted by the Fund, and only such transmissions, are forwarded by the Intermediary to the Custodian without any alteration or omission by the Intermediary, and that such use does not contravene the

               Investment Company Act of 1940, as amended, or the rules or regulations thereunder.

                    2. The Fund shall obtain and maintain at its own cost and
               expense all equipment and services, including, but not limited to communications services, necessary for it to utilize the Terminal Link, and the Custodian shall not be responsible for the reliability or availability of any such equipment or services.

                    3. The Fund acknowledges that any data bases made available as part of, or through the Terminal Link and any proprietary data, software, processes, information and documentation (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of the Custodian. The Fund shall, and shall cause others to which it discloses the Information, including, without limitation the Intermediary, to keep the Information confidential by using the same care and discretion it uses with respect to its own confidential property and trade secrets, and shall neither make nor permit any disclosure without the express prior written consent of the Custodian.

                    4. Upon termination of this Agreement for any reason, the
               Fund shall return to the Custodian any and all copies of the Information which are in the Fund's possession or under its control, or which the Fund distributed to third parties, including, without limitation, the Intermediary. The provisions of this Article shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all Information whether or not copyrighted.

                    5. The Custodian reserves the right to modify the Terminal
               Link from time to time without notice to the Fund or the Intermediary except that the Custodian shall give the Fund notice not less than 75 days in advance of any modification which would materially adversely affect the Fund's operation, and the Fund agrees that neither the Fund nor the Intermediary shall modify or attempt to modify the Terminal Link without the Custodian's prior written consent. The Fund acknowledges that any software or procedures provided the Fund or the Intermediary as part of the Terminal Link are the property of the Custodian and, accordingly, the Fund agrees that any modifications to the Terminal Link, whether by the Fund, the Intermediary or the Custodian and whether with or without the Custodian's consent, shall become the property of the Custodian.

                    6. Neither the Custodian nor any manufacturers and suppliers it utilizes or the Fund or the Intermediary utilizes in connection with the Terminal Link makes any warranties or representations, express or implied, in fact or in law, including but not limited to warranties of merchantability and fitness for a particular purpose.

                      7. The Fund will cause its officers and employees to treat the authorization codes and the access codes applicable to Terminal Link with extreme care, and irrevocably authorizes the Custodian to act in accordance with and rely on Certificates received by it through the Terminal Link. The Fund acknowledges that it is its responsibility to assure that only its officers and authorized persons of the Intermediary use the Terminal Link on its behalf, and that the custodian shall not be responsible nor liable for use of the Terminal Link on the Fund's behalf by persons other than such persons or Officers, or by only a single Officer, nor for any alteration, omission, or failure to promptly forward by the Intermediary.

                      8(a). Except as otherwise specifically provided in Section
                8(b) of this Article, the Custodian shall have no liability for any losses, damages, injuries, claims, costs or expenses arising out of or in connection with any failure, malfunction or other problem relating to the Terminal Link except for money damages suffered as the direct result of the negligence of the Custodian in an amount not exceeding for any incident $25,000, provided however, that the Custodian shall have no liability under this
                Section 8 if the Fund fails to comply with the provisions of
                Section 10.

                      8(b). The Custodian's liability for its negligence in
                executing or failing to act in accordance with a Certificate received through Terminal Link shall be only with respect to a transfer of funds which is not made in accordance with such Certificate after such Certificate shall have been duly acknowledged by the Custodian, and shall be contingent upon the Fund complying with the provisions of Section 10 of this Article, and shall be limited to (i) restoration of the principal amount mistransferred, if and to the extent that the Custodian would be required to make such restoration under applicable law, and (ii) the lesser of (A) the Fund's actual pecuniary loss incurred by reason of its loss of use of the mistransferred funds or the funds which were not transferred, as the case may be, or (B) compensation for the loss of use of the mistransferred funds or the funds which were not transferred, as the case may be, at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York's daily determination of the effective rate for federal funds, for the period during which the Fund has lost use of such funds. In no event shall the Custodian have any liability for failing to transfer funds in accordance with a

                Certificate received by the Custodian through Terminal Link other than through the applicable transfer module for the particular instructions contained in such Certificate.

                     9. Without limiting the generality of the foregoing, in no event shall the Custodian or any manufacturer or supplier of its computer equipment, software or services relating to the Terminal Link be responsible for any special, indirect, incidental or consequential damages which the Fund or the Intermediary may incur or experience by reason of its use of the Terminal Link, even if the custodian or any manufacturer or supplier has been advised of the possibility of such damages, nor with respect to the use of the Terminal Link shall the Custodian or any such manufacturer or supplier be liable for acts of God, or with respect to the following to the extent beyond such person's reasonable control: machine or computer breakdown or malfunction, interruption or malfunction of communication facilities, labor difficulties or any other similar or dissimilar cause.

                     10. The Fund shall notify the Custodian of any errors,
                omissions or interruptions in, or delay or unavailability of, the Terminal Link as promptly as practicable, and in any event within 24 hours after the earliest of (i) discovery thereof,
                (ii) the business day on which discovery should have occurred through the exercise of reasonable care, and (iii) in the case of any error, the date of actual receipt of the earliest notice which reflects such error, it being agreed that discovery and receipt of notice may only occur on a business day. The Custodian shall promptly advise the Fund or the Intermediary whenever the Custodian learns of any errors, omissions or interruption in, or delay or unavailability of, the Terminal Link.

                     11. The Custodian shall acknowledge to the Fund or to the
                Intermediary, by use of the Terminal Link, receipt of each Certificate the Custodian receives through the Terminal Link, and in the absence of such acknowledgement the Custodian shall not be liable for any failure to act in accordance with such Certificate and the Fund may not claim that such Certificate was received by the Custodian. Such acknowledgement, which may occur after the Custodian has acted upon such Certificate, shall be accomplished on the same day on which such Certificate is received.

                5. References in this Amendment to the Custody Agreement are to the Custody Agreement as amended hereby.

                       IN WITNESS WHEREOF, the parties hereto have caused this
               Amendment to be executed by their respective officers, thereunto duly authorized and their respective seals to be hereto affixed as of the day and year first above written.

                                           THE BANK OF NEW YORK

                                           By: /s/ Stephen E. Grunston
                                              ---------------------------------
                                              Title: STEPHEN E. GRUNSTON
                                                     Vice President
[SEAL}

ATTEST:


/s/ Michael A. Cecero
-----------------------------------
                                           FIRST EAGLE FUND OF AMERICA, INC.

                                           By: /s/ Martha B. Pierce
                                              ---------------------------------
                                              Title: Secretary


                                           By: /s/ Robert Miller
                                              ---------------------------------
                                              Title: Treasurer
[SEAL}

ATTEST:


/s/ Paul E. Csaby
----------------------------------
PAUL E. CSABY
Notary Public, State of New York
No. 49-4911126
Qualified in Richmond County
Commission Expires Nov. 2, 1997

                 CASH MANAGEMENT AND RELATED SERVICES AGREEMENT dated as of January 18, 1996 between each mutual fund and/or portfolio series of each mutual fund listed on Schedule A hereto (each a "Fund", collectively the "Funds"), and The Bank of New York (the "Bank").

                                   WITNESSETH:

                 That in consideration of the mutual agreements and covenants herein contained, the Bank and each Fund hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                 Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

                 1. "Account Available Balance" shall mean with respect to an Account for any given day during a calendar month a positive or negative dollar amount equal to (A) if such day is a Business Day, the Account Available Balance as of the close of the last preceding Business Day plus a positive or negative dollar amount equal to the difference, if any, between the Chargeable Credits with respect to such day and such Account and the Chargeable Debits with respect to such day and such Account, and (B) if such day is not a Business Day, the Account Available Balance as of close of the last preceding Business Day, except that both (A) and (B) shall be reduced by the United States Federal Reserve reserve requirements then applicable to the Bank with respect to such Account. The Account Available Balance of an Account shall be zero on the date immediately preceding the first date on which an entry, consisting of either a Chargeable Credit or Chargeable Debit, is first made to such Account hereunder.

                 2. "ACCESS" shall mean any on-line communication system provided by the Bank hereunder whereby either the receiver of such communication is able to verify by codes or otherwise with a reasonable degree of certainty the identity of the sender of such communication, or the sender is required to provide password or other identification code.

                 3. "Authorized Person" shall mean either (A) any person duly authorized by corporate resolutions of the board of directors or board of trustees of a Fund, as appropriate, to give Oral and/or Written Instructions on behalf of such Fund, such persons to be designated in a certificate, substantially in the form of Exhibit A, which contains a specimen signature of such person, or (B) any person sending or transmitting any instruction or direction through ACCESS.

                 4. "Business Day" shall mean any day on which the Federal Reserve Bank of New York is open for business, except for any such day on which the Bank is required by law or regulation to be closed, or elects to be closed.

                 5. "Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month the dollar amount, whether positive or negative, equal to the sum of the Gross Calendar Month Earnings Credit with respect to such Account for such calendar month and the Monthly Overdraft Charges with respect to such Account for such calendar month.

                 6. "Chargeable Credits" shall mean with respect to an Account for any given day during a calendar month a positive amount of dollars equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds credited to such Account by the Bank in accordance with the then applicable availability schedule of the Federal Reserve Bank of New York, and (B) the aggregate dollar amount of Bank internal transfers of Federal Funds to such Account.

                 7. "Chargeable Debits" shall mean with respect to an Account for any given day during a calendar month a negative dollar amount equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds relating to such Account charged against the Bank by the Federal Reserve Bank of New York on or as of such day, and (B) the aggregate dollar amount of drafts drawn on such Account which are deposited in the Bank by customers of the Bank on such day, or Bank internal transfers from, or charges to, such Account.

                 8. "Daily Earnings" shall mean with respect to an Account for any day during a calendar month a positive dollar amount equal to the product of (A) the positive Account Available Balance, if any, of such Account for such day, multiplied by (B) the Daily Earnings Rate for such day. The Daily Earnings with respect to an Account for any day during a calendar month on which the Account Available Balance of such Account is negative shall be zero.

                 9. "Daily Earnings Rate" shall mean for any day during a calendar month one three hundred and sixty-fifth of the 91 day U.S. Treasury Bill discount rate of the Monday auction first preceding such day (whether or not such day is a Monday, and whether or not such Monday auction was in the immediately prior month), as such Monday auction 91 day U.S. Treasury Bill discount rate is reported in The Wall Street Journal.

                 10. "Daily Overdraft Charges" shall mean with respect to an Account for any day during any calendar month a negative dollar amount equal to the product, if any, of (A) the negative Account Available Balances, if any, with respect to such Account for such day during such calendar month, multiplied by (B) the Overdraft Rate.

                 11. "Federal Funds" shall mean immediately available same day funds.

                 12. "Gross Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month a positive dollar amount equal to the aggregate sum of the Dally Earnings of such Account for such calendar month.

                 13. "Monthly Overdraft Charges" shall mean with respect to an Account for any calendar month a negative dollar amount equal to the aggregate sum of the Daily Overdraft Charges with respect to such Account for such calendar month which have not been previously paid to the Bank by the Fund to which such Account relates.

                 14. "Oral Instructions" shall mean verbal instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person.

                 15. "Overdraft Rate" shall mean with respect to an Account for any calendar day during any calendar month a rate equal to one three hundred and sixtieth of the sum of (A) one-half percent, and (B) the greater of (i) the prime commercial lending rate of The Bank of New York, as publicly announced to be in effect from time to time, in effect on such calendar day, and (ii) 6%.

                 16. "Shareholder" shall mean any record holder of any Shares, as identified to the Bank from time to time pursuant to this Agreement.

                 17. "Shares" shall mean all or any part of each class of the shares of capital stock, beneficial interest, or limited partnership interest of a Fund, as the case may be, which are authorized and/or issued from time to time.

                 18. "Written Instructions" shall mean written instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimie or through ACCESS.

                                   ARTICLE II
              APPOINTMENTS OF BANK REPRESENTATIONS AND WARRANTIES

                 1. Appointment; Establishment of Accounts. Each Fund hereby appoints the Bank as its agent for the term of this Agreement to perform the cash management services set forth herein and in Schedules I and II attached hereto and made a part hereof (as such Schedules may be amended or supplemented from time to time by mutual agreement). The Bank hereby accepts appointment as such agent for each appointing Fund and agrees to establish and maintain one or more separate accounts with respect to each Fund (each, an "Account"; collectively, the "Accounts") in order to receive and disburse money for the purposes set forth in this Agreement.

                 2. Representations and Warranties. Each Fund hereby represents and warrants only as to itself, and not jointly, to the Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed upon delivery to the Bank of any Oral or Written Instructions, that:

                 (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder,

                 (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, except to the extent such enforcement may be limited by general equity principles or bankruptcy principles; and

                 (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement

                 3. Board Resolutions. Each Fund shall provide the Bank with a certified copy of a resolution of the board of directors or board of trustees of such Fund, as appropriate, appointing the Bank as its agent to act hereunder and providing for the creation of such Fund's Account(s) and the execution by such Fund of this Agreement, it being understood that receipt of the same by the Bank shall be a condition precedent to the Bank's establishing an Account for such Fund.

                                   ARTICLE III
                            CASH MANAGEMENT SERVICES


                 1. Receipt of Money. The Bank shall receive money for credit to an Account only:

                 (i) by personal presentment of drafts by a Fund, but not by a Shareholder of such Fund, at the branch or branches in Manhattan identified from time to time by the Bank to such Fund, provided such presentment is in accordance with the time frames specified by the Bank to such Fund;

                 (ii) by mailing of drafts to a post office box designated by the Bank for such purpose, provided such drafts are accompanied by a properly completed investment stub;

                 (iii) by wire transfer to an account maintained at the Federal Reserve Bank of New York as identified in writing by the Bank to a Fund;

                 (iv) by transfer to an account identified in writing by the Bank to a Fund through the New York Automated Clearing House;

                 (v) by transfer from another Account maintained by such Fund with the Bank under this Agreement;

                 (vi) by transfer from another account maintained by such Fund with the Bank, including such Fund's custodian account under its Custody Agreement with the Bank as Custodian; and

                 (vii) by transfer from any other account maintained with the Bank.

         All money received by the Bank shall be credited upon receipt, but subject to final payment and receipt by the Bank of immediately available funds, and receipt by the Bank of such forms, documents and information as are required by the Bank from time to time and received in the appropriate time frames. The Bank shall be entitled to reverse any credits previously made to a Fund's Account where money is not finally collected or where a credit to such Fund's Account was in error.

                 2. Disbursement of Money. The Bank shall disburse money credited to an Account only:

                 (i) pursuant to Written Instructions of such Fund transmitted through ACCESS (except as otherwise provided in Article V, Section 7 hereof), to transfer funds as directed by such Fund (including transfers through the Federal Reserve Bank of New York transfer wire and the New York Automated Clearing House);

                 (ii) in payment of drafts drawn by an Authorized Person or Shareholder (as appropriate for the particular Account), subject to the terms hereof; and

                 (iii) in payment of charges to such Account representing amounts payable to the Bank, and chargeable against such Account, as provided in this Agreement

         The Bank shall be required to disburse money in accordance with the foregoing only insofar as such money is immediately available and on deposit with the Bank. All instructions directing the disbursement of money credited to an Account under this Agreement (whether through ACCESS or by Oral Instructions pursuant to Article V hereof) must identify an account to which such money shall be transferred, and include all other information reasonably required by the Bank from time to time. It is understood and agreed that with respect to any such instructions, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g., ABA number or account number), the Bank and any other financial institution participating in the funds transfer may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instruction to act as an intermediary in a funds transfer.

                 3. Redemption Drafts; Shareholder Information. (a) Each Fund shall be entitled to supply its Shareholders with redemption drafts, but only in a form and substance agreed to by the Bank. The Bank agrees to give each Fund sixty (60) days prior notice of any changes to the form or substance of redemption drafts required by the Bank, provided that if such change is required by applicable rules or procedures of the Federal Reserve or any clearinghouse through which such drafts may be presented, the Bank may as promptly as practicable give such notice which may be less than sixty (60) days.

                 (b) Each Fund will promptly furnish to the Bank (i) the name, mailing address and telephone number of each Shareholder of such Fund, and (ii) specimen signatures for all individuals authorized to draw redemption drafts (whether on their own behalf or on behalf of third parties). Each Fund will promptly advise the Bank of individuals no longer authorized to draw redemption drafts, and those individuals newly authorized. Such information shall be provided to the Bank in a mutually agreed upon format.

                 4. Redemption Draft Returns. A Fund may give the Bank Oral or Written Instructions from time to time to return unpaid redemption drafts of the Fund to the presenting financial institution for any reason, and the Bank shall use reasonable efforts to comply with such Oral or Written Instructions provided that any such compliance would not prejudice or impair any rights or privileges of the Bank under prevailing draft return procedures and would not be contrary to prevailing industry rules, procedures, customs or practices. Notwithstanding the foregoing, or any other provision in this Agreement or the Schedules hereto, the Bank (i) may return redemption drafts with unauthorized or missing signatures to the presenting financial institution in accordance with prevailing banking industry draft return procedures, and (ii) shall have no obligation to request Oral or Written Instructions from a Fund with respect to any redemption drafts.

                                   ARTICLE IV
                           OVERDRAFTS OR INDEBTEDNESS

                 If the Bank in its sole discretion advances funds, or if there shall arise for whatever reason an overdraft or other indebtedness in connection with any Account, such advancement of funds or overdraft with respect to such Account shall be deemed a loan made by the Bank to the Fund to which the Account relates payable on demand, and bearing interest from the date incurred at the Overdraft Rate, such Overdraft Rate to be adjusted on the effective date of any change in the prime commercial lending rate constituting a part thereof. Upon any advance or overdraft in connection with an omnibus Account maintained for the benefit of more than one Fund, the Bank shall be furnished promptly with Written Instructions identifying each Fund to which such advance or overdraft relates, and the amount allocable thereto. Each Fund hereby agrees with respect to its Account(s) and any advancement of funds or overdraft that the Bank shall have a continuing lien and security interest in and to any property at any time held by it for the benefit of the Fund either hereunder or under such Fund's Custody Agreement with the Bank, or in which the Fund may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting in the Bank's behalf, including in its behalf as Custodian under the Fund's Custody Agreement with the Bank. Each Fund authorizes the Bank, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon at the Overdraft Rate against any balance of accounts standing to the Fund's credit on the books of the Bank, including those books maintained by the Bank in its capacity as Custodian for the Fund under its Custody Agreement with the Fund. In addition, each Fund hereby covenants that on each Business Day on which either it intends to enter a reverse repurchase agreement and/or otherwise borrow from a third party, or which next succeeds a Business Day on which at the close of business the Fund had outstanding a reverse repurchase agreement or such a borrowing, it shall prior to 9:00 a.m. (New York City time) advise the Bank, in writing, of each such borrowing, shall specify the portfolio or series to which the same relates, and shall not incur any indebtedness not so specified other than from the Bank.

                                    ARTICLE V
                      ACCESS: CALL-BACK SECURITY PROCEDURE

                 1. Services Generally. Each Fund shall be permitted to utilize ACCESS to obtain direct on-line access to its Accounts. ACCESS shall permit each Fund at the times mutually agreed upon by the Bank and such Fund to receive reports, make inquiries, instruct the Bank to disburse money in accordance with Article III, and perform such other functions as are more fully set forth in Schedule I hereto.

                 2. Permitted Use; Proprietary Information. (a) Each Fund shall use ACCESS and the services available thereby only for its own internal and proper business purposes and shall not sell, lease or otherwise provide, directly or indirectly, ACCESS or any of such services or any portion thereof to any other person or entity. Each Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize ACCESS and receive the services thereby, and the Bank shall not be responsible for the reliability or availability of any such equipment or any services used in connection with ACCESS.

                 (b) Each Fund acknowledges that all data bases made available as part of, or through ACCESS, and any proprietary data, processes, information and documentation (other than any such which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of the Bank. Each Fund shall keep the Information confidential by using the same care and discretion that each Fund uses with respect to its own confidential property and trade secrets, and shall neither make nor permit any disclosure without the express prior written consent of the Bank.

                 (c) Upon termination of this Agreement for any reason, each Fund shall return to the Bank any and all copies of the Information which are in such Fund's possession or under its control, or distributed to third parties. The provisions of this Article shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all Information whether or not copyrighted.

                 3. Modifications. The Bank reserves the right to modify ACCESS from time to time without notice to any Fund. Each Fund agrees not to modify or attempt to modify ACCESS without the Bank's prior written consent. Each Fund acknowledges that ACCESS is the property of the Bank and, accordingly, each Fund agrees that any modifications to ACCESS, whether by such Fund or the Bank and whether with or without the Bank's consent, shall become the property of the Bank.

                 4. No Representations or Warranties. Neither the Bank nor any manufacturers or suppliers it utilizes or any Fund utilizes in obtaining ACCESS makes any warranties or representations, express or implied, in fact or in law, including but not limited to warranties of merchantability and fitness for a particular purpose.

                 5. Security; Reliance; Unauthorized Use. Each Fund will, and will cause all persons utilizing ACCESS to, treat the user and authorization codes, passwords and authentication keys applicable to ACCESS with extreme care. The Bank is hereby irrevocably authorized to act in accordance with and rely on Written Instructions received by it through ACCESS. Each Fund acknowledges that it is its sole responsibility to assure that only authorized persons use ACCESS and that the Bank shall not be responsible nor liable for any unauthorized use thereof.

                 6. Limitations of Liability. (a) Except as otherwise specifically provided in Section 6(b) below, the Bank shall have no liability for any losses, damages, injuries, claims, costs or expenses of a Fund arising out of or in connection with any failure, malfunction or other problem relating to any Fund's use of ACCESS, except for money damages suffered as the direct result of the negligence of the Bank in an amount not exceeding, in the aggregate for all such losses, damages, injuries, claims, costs and expenses of a Fund arising during any month, the total charges paid by such Fund to the Bank for ACCESS and services hereunder which caused such loss, damage, injury, claim, cost or expense during the 12 months preceding the month in question, or such lesser number of months as a Fund has used ACCESS if such Fund has not received 12 months use of ACCESS; provided however, that the Bank shall have no liability under this Section 6(a) if a Fund fails to comply with the provisions of Section 6(d).

                 (b) The Bank's liability for its negligence in executing or failing to execute a Fund's Written Instructions received through ACCESS shall be only with respect to a transfer, or failure to transfer, funds not in accordance with such Written Instructions after such instructions have been duly acknowledged by the Bank, and shall be contingent upon the Fund complying with the provisions of Section 6(d) below, and shall be limited to (i) restoration of the principal amount mistransferred, if and to the extent that the Bank would be required to make such restoration under applicable law, and (ii) the lesser of (A) a Fund's actual pecuniary loss incurred by reason of its loss of use of the mistransferred funds or the funds which were not transferred, as the case may be, or (B) compensation for the loss of the use of the mistransferred funds or the funds which were not transferred, as the case may be, at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York's daily determination of the effective rate for federal funds, for the period during which a Fund has lost use of such funds. In no event shall the Bank have any liability for failing to execute Written Instructions for the transfer of funds which are received by it through ACCESS other than through the applicable transfer module for the particular instructions.

                 (c) Without limiting the generality of the foregoing, it is hereby agreed that in no event shall the Bank or any manufacturer or supplier of its computer equipment, software or services be responsible for any special, indirect, incidental or consequential damages which a Fund may incur arising out of or in connection with ACCESS or the services provided thereby, even if the Bank or such manufacturer or supplier has been advised of the possibility of such damages and regardless of the form of action.

                 (d) Each Fund shall notify the Bank of any errors, omissions or interruptions in, or delay or unavailability of, ACCESS as promptly as practicable, and in any event within one Business Day after the earliest of (i) discovery thereof, (ii) the date discovery should have occurred through the exercise of reasonable care, and (iii) in the case of any error, the date of the earliest notice to such Fund which reflects such error.

                 7. Funds Transfer Back-Up Procedure. (a) In the event ACCESS is inoperable and a Fund is unable to utilize ACCESS for the transmission of Written Instructions to the Bank to transfer funds, the Fund may give Oral Instructions regarding funds transfers, it being expressly understood and agreed that the Bank's acting pursuant to such Oral Instructions shall be contingent upon the Bank's verification of the authenticity thereof pursuant to the Call-Back Security Procedure set forth on Schedule III hereto (the "Procedure"). In this regard, each Fund shall deliver to the Bank a Funds Transfer Telephone Instruction Authorization in the form of Schedule III-A hereto, identifying the individuals authorized to deliver and/or confirm all such Oral Instructions. Each Fund understands and agrees that the Procedure is intended to determine whether Oral Instructions received pursuant to this Section are authorized but is not intended to detect any errors contained in such instructions. Each Fund hereby accepts the Procedure and confirms its belief that the Procedure is commercially reasonable.

                 (b) The Bank shall have no liability whatsoever for any funds transfer executed in accordance with Oral Instructions delivered and confirmed pursuant to this Section 7 and Schedule III hereto. The Bank's liability for its negligence in executing or failing to execute any such Oral Instructions shall be determined by reference to Section 6(b) of this Article.

                 (c) The Bank reserves the right to suspend acceptance of Oral Instructions pursuant to this Section 7 if conditions exist which the Bank, in its sole discretion, believes have created an unacceptable security risk.

                                   ARTICLE VI
                               CONCERNING THE BANK

                 1. Standard of Care; Presentment of Claims. Except as otherwise provided herein, the Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorney's fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or willful misconduct. Notwithstanding the foregoing or anything contained in the Schedules hereto, the Bank shall not be liable for any loss or damage, including attorney's fees, resulting from the Bank paying any redemption draft containing a forged drawer signature, unless such loss or damage arises out of the Bank's gross negligence, bad faith or willful misconduct. All claims against the Bank hereunder shall be made by the respective Fund as promptly as practicable, and in any event within 6 months from the date of the action or inaction on which such claim is based, and shall include documentation evidencing such claim and loss.

                 2. No Liability. The Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims, including attorney's fees, which are sustained or incurred by reason of any action or inaction by the Federal Reserve wire transfer system or the New York Automated Clearing House. Notwithstanding any other provision elsewhere contained in this Agreement, in no event shall the Bank be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

                 3. Indemnification. Each Fund shall indemnify and exonerate, save and hold harmless the Bank from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorney's fees and expenses, which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with its performance under this Agreement, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of each Fund notwithstanding the termination of this Agreement, or any Account, with respect to a Fund.

                 4. No Obligation to Inquire. Without limiting the generality of the foregoing, the Bank shall in no event be under any obligation to inquire into, and shall not be liable for:

                 (a) the due authority of any Authorized Person acting on behalf of a Fund in connection with this Agreement;

                 (b) the genuineness of any drawer signature on any draft deposited in any Account, or whether such signature is a forgery, other than the signature of the drawer of any draft drawn on the Bank;

                 (c) the existence or genuineness of any endorsement or any marking purporting to be an endorsement on any draft deposited in any Account, or whether such endorsement or marking is a forgery, it being expressly understood that all risks associated with the acceptance by the Bank of any draft payable to a payee other than a Fund for deposit in any Account pursuant to Oral or Written Instructions by the Fund shall be borne by such Fund.

                 (d) any discrepancy between the pre-printed investment stub (other than a substitute stub created by the Bank) and the payee either named on a draft or written on the face thereof, provided the Bank has acted in accordance with the investment stub;

                 (e) any discrepancy between the written amount for which any draft is drawn and the Magnetic Incription Character Recognition ("MICR") code enscribed thereon by any bank other than the Bank on any draft presented, provided the Bank has acted in accordance with the MICR code;

                 (f) any disbursement directed by any Fund, regardless of the purpose therefor;

                 (g) any determination of the Share balance of any Shareholder whose name is signed on any redemption draft;

                 (h) any determination of length of time any Shares have been owned by any Shareholder or the method of payment utilized to purchase such Shares by such Shareholder;

                 (i) any claims, liens, attachments, stays or stop orders with respect to any Shares, proceeds, or money, other than a stop payment placed by a Fund on a draft drawn by such Fund on its Account;

                 (j) the propriety and/or legality of any transaction in any Account;

                 (k) the lack of authority of any person signing as a drawer of a draft, provided such person and his specimen signature is specified in the certificate of authorized signatures last received by the Bank; or

                 (l) whether any redemption draft equals or exceeds any minimum amount.

                 5. Reliance Upon Instructions. The Bank shall be entitled to rely upon any Written or Oral Instructions received by the Bank. Each Fund agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. Each Fund agrees that the fact that such confirming Written Instructions are not timely received or that contrary Written Instructions are received by the Bank shall in no way affect the validity or enforceability of the transactions previously authorized.

                 6. Force Majeure. The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computers (hardware or software), transportation, or communications service; mechanical breakdowns; interruption or loss of ACCESS (except as otherwise provided in Section 7 of Article V); accidents; acts of civil or military authority; governmental actions; labor disputes; or inability to obtain labor, material, equipment or transportation.

                 7. No Implied Duties; Performance According To Applicable Law. The Bank shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II hereto, and no covenant or obligation shall be implied in this Agreement against the Bank. The Bank's duties and responsibilities hereunder shall be performed in accordance with applicable laws, regulations and rules, including but not limited to Federal Reserve Regulation CC and the Operating Rules of the New York Automated Clearing House, and the Bank shall have no obligation to take actions which in the reasonable opinion of the Bank are either inconsistent with, or prejudice or impair the Bank's rights under, any such laws, regulations and rules.

                 8. Requests for Instructions. At any time the Bank may apply to an officer of a Fund for Oral or Written Instructions with respect to any matter arising in connection with the Bank's duties and obligations with respect to an Account of such Fund, and the Bank shall not be liable for any action taken or permitted by it in good faith in accordance with such Oral or Written Instructions. Such application for Oral or Written Instructions may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which shall be at least 5 days after the date of such Fund's receipt of such application) unless, prior to taking or omitting any such action, the Bank has received Oral or Written Instructions in response to such application specifying the action to be taken or omitted. The Bank may apply for and obtain the advice and opinion of counsel to each Fund or of its own counsel, at the expense of a Fund, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

                 9. Delegation of Duties. The Bank may delegate any of its duties and obligations hereunder to any delegee and may employ agents or attorneys-in-fact; provided however, that no such delegation or employment by the Bank shall discharge the Bank from its obligations hereunder. The Bank shall have no liability or responsibility whatsoever if any delegee, agent or attorney-in-fact shall have been selected or approved by a Fund. Notwithstanding the foregoing, nothing contained in this paragraph shall obligate the Bank to effect any delegation or to employ any agent or attorney-in-fact.

                 10. Fees; Invoices. (a) For its services hereunder, each Fund agrees to pay the Bank (i) its out-of-pocket expenses, (ii) the monthly fees and compensation set forth on Schedules I and II attached hereto, and (iii) any negative Calendar Month Earnings Credits, and such other amounts as may be mutually agreed upon from time to time. The Bank shall provide each Fund with a monthly activity analysis detailing service volumes, and including average Account Available Balances and average ledger balances, and all fees owing for such month.

                 (b) The Bank shall submit periodic invoices specifying the amount of all out-of-pocket expenses, fees, compensation and negative Calendar Month Earnings Credits then due hereunder. The Bank may, and is hereby authorized by each Fund, to charge such amounts to the appropriate Fund's Account(s), but only if such amounts remain unpaid for fifteen (15) days after the end of the period to which such amounts relate.

                 11. Application of Calendar Month Earnings Credits. (a) Any positive Calendar Month Earnings Credit for a calendar month shall be applied only as follows and only in the specified order:

                 (i) First, applied against such compensation, fees, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for such month; and

                 (ii) Second, applied against such compensation, fees, and negative Calendar Month Earnings Credits, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for any subsequent month in the same calendar year.

                 (b) Except as provided above, in no event may any Calendar Month Earnings Credit be applied to any month other than the month in which it was earned. Calendar Month Earnings Credits may not be transferred to, or utilized by, any other Fund, person or entity. The portion, if any, of any Calendar Month Earnings Credit not used by a Fund may be carried, but only forward; provided, however, that in no event may any Calendar Month Earnings Credit, including those earned during the fourth calendar quarter, be carried beyond the end of the calendar year in which earned.

                                   ARTICLE VII
                                   TERMINATION

                 1. Prior Notice. This Agreement may be terminated by either the Bank giving to any Fund, or any Fund giving to the Bank, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Notwithstanding the foregoing, the Bank reserves the right to terminate this Agreement at any time upon 30 days prior written notice if any of the conditions precedent set forth in Article II, paragraph 3 are unfulfilled.

                 2. Obligations Upon Termination. Upon any termination, the Bank's sole obligations, which shall arise only after, and not before, each Fund which is the subject of such termination has paid to the Bank all out-of-pocket expenses, fees, compensation, negative Calendar Month Earnings Credits and other amounts owed by such Fund to the Bank, shall be (i) to deliver to such Fund such records, if any, as may be owned by such Fund, in the form and manner kept by the Bank on such date of termination, and (ii) to pay any funds held hereunder for such Fund to such Fund.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                 1. Certificates of Authorized Persons. Each Fund agrees to furnish to the Bank a new certificate of Authorized Persons in the event that any present Authorized Person of such Fund ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new certificate is received, the Bank shall be fully protected in acting under the provisions of this Agreement upon Oral or Written Instructions or signatures of the present Authorized Persons as set forth in the last delivered certificate.

                 2. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank, shall be sufficiently given if addressed to the Bank and received by it at its offices at 90 Washington Street, 22nd Floor, New York, New York 10286, Attention: Division Manager - Mutual Funds, or at such other place as the Bank may from time to time designate in writing.

                 (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund shall be sufficiently given if addressed to a Fund and received by it at 45 Broadway, New York, New York 10006, or at such other place as such Fund may from time to time designate in writing.

                 3. Cumulative Rights and No Waiver. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

                 4. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

                 5. Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Bank and each Fund to be bound thereby, and, except in the case of an amendment to Schedules I and II hereto, authorized or approved by a resolution of each Fund's board of directors or board of trustees, as appropriate.

                 6. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

                 7. Applicable Law; Consent to Jurisdiction Jury Trial Waiver. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and hereby waives its right to trial by jury.

                 8. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Bank and each Fund and their respective permitted successors and assigns, and no right shall be granted to any other person by virtue of this Agreement.

                 9. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of the Bank and authorized or approved by a resolution of such Fund's board of directors, or board of trustees, as appropriate.

                 10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

                 11. Several Obligations. The parties acknowledge that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

                                        By: Martha B. Pierce, Secretary
                                            -----------------------------------

                                        By:  Robert Miller, Treasurer
                                            -----------------------------------
                                             on behalf of each Fund identified
                                               on Schedule A attached hereto

                                        THE BANK OF NEW YORK

                                        By: S. Grunston
                                            -----------------------------------
                                        Title: STEPHEN E. GRUNSTON
                                                Vice President

                                   SCHEDULE A

                                  Name of Fund



                 First Eagle Fund of America, Inc.

                                   EXHIBIT A

                 I, Martha B. Pierce of First Eagle Fund of America, Inc. (the "Fund"), a Maryland corporation do hereby certify that:

                 The following individuals have been duly authorized by the Board of Directors of the Fund in conformity with the Fund's Articles of Incorporation and By-Laws to give Oral Instructions and Written Instructions on behalf of the Fund, for purposes of the Fund's Cash Management and Related Services Agreement, and the signatures set forth opposite their respective names are their true and correct signatures.

                   Name                        Signature

               MARY GAMBLE                   MARY GAMBLE
               -----------------             -------------
               LINDA ZERBE                   LINDA ZERBE
               -----------------             -------------
               LISA BURKE                    LISA BURKE
               -----------------             -------------
               SUE SHANNON                   SUE SHANNON
               -----------------             -------------
               JUNE POPIO                    JUNE POPIO
               -----------------             -------------
               ALEX INSLEY                   ALEX INSLEY
               -----------------             -------------


                                                    Martha B. Pierce
                                             -----------------------------
                                                   [Title of Officer]
                                              Martha B. Pierce, Secretary